Exhibit (c)(1)

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                                  M/A/R/C INC.

                               OMNICOM GROUP INC.

                                       and

                           ARMSTRONG ACQUISITION CORP.

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                          AGREEMENT AND PLAN OF MERGER

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                         Dated as of September 30, 1999

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                                TABLE OF CONTENTS

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                               I. THE TENDER OFFER

      1.1  The Offer...........................................................1
      1.2  Company Action......................................................3
      1.3  Directors...........................................................4

                                 II. THE MERGER

      2.1  The Merger..........................................................5
      2.2  Effective Time......................................................5
      2.3  Effect of the Merger; Closing.......................................5
      2.4  Subsequent Actions..................................................5
      2.5  Articles of Incorporation; By-Laws; Directors and Officers..........5
      2.6  Conversion of Securities............................................6
      2.7  Dissenting Shares...................................................6
      2.8  Surrender of Shares; Stock Transfer Books...........................7
      2.9  Stock Plans and Warrants............................................8

                     III. REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

      3.1  Corporate Organization..............................................9
      3.2  Authority Relative to this Agreement................................9
      3.3  No Conflict; Required Filings and Consents..........................9
      3.4  Financing..........................................................10
      3.5  No Prior Activities................................................10
      3.6  Brokers............................................................10
      3.7  Offer Documents; Proxy Statement...................................10

                IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      4.1  Organization and Qualification; Subsidiaries.......................11
      4.2  Capitalization.....................................................11
      4.3  Authority Relative to this Agreement...............................12
      4.4  No Conflict; Required Filings and Consents.........................12
      4.5  SEC Filings; Financial Statements..................................13
      4.6  Absence of Certain Changes or Events...............................13
      4.7  Litigation.........................................................14
      4.8  Employee Benefit Plans.............................................14
      4.9  Offer Documents; Proxy Statement...................................16
      4.10  Brokers...........................................................16
      4.11  Control Share Acquisition.........................................16
      4.12  Conduct of Business...............................................16
      4.13  Taxes.............................................................17


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      4.14  Intellectual Property.............................................18
      4.15  Websites..........................................................19
      4.16  Year 2000 Compliance..............................................20
      4.17  Contracts.........................................................20
      4.18  Environmental Matters.............................................22
      4.19  Required Vote by Company Shareholders.............................23
      4.20  Opinions of Financial Advisor.....................................23
      4.21  Affiliate Transactions............................................24
      4.22  Client Relations..................................................24
      4.23  Disclosure........................................................24

                    V. CONDUCT OF BUSINESS PENDING THE MERGER

      5.1  Conduct of Business Pending the Merger.............................24
      5.2  No Shop............................................................26

                            VI. ADDITIONAL AGREEMENTS

      6.1  Proxy Statement....................................................28
      6.2  Meeting of Shareholders of the Company.............................28
      6.3  Notification of Certain Matters....................................28
      6.4  Access to Information..............................................28
      6.5  Public Announcements...............................................29
      6.6  Best Efforts; Cooperation..........................................29
      6.7  Agreement to Defend and Indemnify..................................30
      6.8  Employee Benefits..................................................31
      6.9  Transfer Taxes.....................................................31
      6.10 Standstill Agreements; Confidentiality Agreements; Anti-takeover
           Provisions ........................................................31

                            VII. CONDITIONS OF MERGER

      7.1  Conditions to Obligations of Each Party to Effect the Merger.......31
      7.2  Conditions to Obligations of Parent and Purchaser to Effect
           the Merger ........................................................32

                     VIII. TERMINATION, AMENDMENT AND WAIVER

      8.1  Termination........................................................32
      8.2  Effect of Termination..............................................33

                             IX. GENERAL PROVISIONS

      9.1  Non-Survival of Representations, Warranties and Agreements.........34
      9.2  Notices............................................................34
      9.3  Expenses...........................................................36
      9.4  Certain Definitions................................................36
      9.5  Headings...........................................................36


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      9.6  Severability.......................................................36
      9.7  Entire Agreement; No Third-Party Beneficiaries.....................37
      9.8  Assignment.........................................................37
      9.9  Governing Law......................................................37
      9.10 Amendment..........................................................37
      9.11 Waiver.............................................................37
      9.12 Miscellaneous......................................................37
      9.13 Counterparts.......................................................38

Annex I......................................................................I-1


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                             TABLE OF DEFINED TERMS

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Acquisition Transaction.......................................................27
affiliate ....................................................................36
Agreement .....................................................................1
Board of Directors.............................................................1
Business Day...................................................................5
Certificate(s).................................................................7
Client Relations..............................................................24
Closing........................................................................5
Closing Date...................................................................5
Company........................................................................1
Company Common Stock..........................................................11
Company Material Adverse Effect...............................................11
Company Shareholders' Meeting.................................................16
Competition Laws..............................................................10
Computer Software.............................................................18
Confidentiality Agreement.....................................................29
control.......................................................................36
Disclosure Schedule...........................................................11
Dissenting Shares..............................................................6
Effective Time.................................................................5
Employee Plans................................................................14
Environmental Claim...........................................................23
Environmental Laws............................................................23
ERISA.........................................................................14
ERISA Affiliate...............................................................15
Exchange Act...................................................................2
Exchange Agent.................................................................7
Expenses......................................................................34
Expiration Date................................................................2
GAAP..........................................................................13
Hazardous Substance...........................................................23
HSR Act.......................................................................10
Identified Contracts..........................................................21
Indemnified Parties...........................................................30
Independent Directors..........................................................4
Intellectual Property.........................................................18
IRS...........................................................................14
Material Contracts............................................................21
Merger.........................................................................1
Minimum Condition............................................................I-1
Offer..........................................................................1
Offer Documents................................................................3
Offer to Purchase..............................................................2
Option Plans...................................................................8


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Options........................................................................8
Parent.........................................................................1
Parent Information............................................................10
Parent Material Adverse Effect.................................................9
Parent Representatives........................................................29
Per Share Amount...............................................................1
Permits.......................................................................17
Person........................................................................36
Processes.....................................................................20
Proxy Statement...............................................................16
Purchaser......................................................................1
Release.......................................................................23
Schedule 14D-1.................................................................2
Schedule 14D-9.................................................................3
SEC............................................................................2
SEC Reports ..................................................................13
Securities Act................................................................13
Shares.........................................................................1
Subsidiary....................................................................11
Superior Proposal.............................................................27
Surviving Corporation..........................................................5
Tax Return....................................................................18
Taxes.........................................................................18
Texas Law......................................................................1
Transfer Taxes................................................................31
URL...........................................................................19
Voting and Option Agreement....................................................1
Year 2000 Compliant...........................................................20


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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of September 30, 1999 (this "Agreement"), among M/A/R/C Inc., a Texas corporation (the "Company"), Omnicom Group Inc., a New York corporation ("Parent"), and Armstrong Acquisition Corp., a Texas corporation and a wholly owned subsidiary of Parent ("Purchaser").

                                    RECITALS

            A. The Boards of Directors of the Company and Parent have each determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

            B. In furtherance thereof, it is proposed that Purchaser will make a cash tender offer (the "Offer") to purchase all of the issued and outstanding common shares, $1.00 par value, of the Company (the "Shares"), for $20.00 per Share (such price or such higher price as may be paid in the Offer the "Per Share Amount"), net to the seller in cash;

            C. Also in furtherance thereof, the Boards of Directors of the Company and Purchaser have each approved the merger (the "Merger") of Purchaser into the Company following the Offer in accordance with the Texas Business Corporation Act ("Texas Law") and upon the terms and subject to the conditions set forth herein;

            D. The Board of Directors of the Company (the "Board of Directors") has resolved to recommend acceptance of the Offer and the Merger to the holders of Shares and has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and to recommend that the holders of such Shares accept the Offer and approve the Merger, this Agreement and the transactions contemplated hereby; and

            E. In order to induce Parent and Purchaser to enter into this Agreement, concurrently with the execution and delivery hereof, Parent, Purchaser, the Company and certain of the Company's shareholders
("Shareholders") (who beneficially own approximately 20% of the outstanding Shares), are entering into a Tender, Voting and Option Agreement, dated the date hereof (the "Voting Agreement"):

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

                               I. THE TENDER OFFER

            1.1 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex I hereto shall have occurred and be continuing, as promptly as practicable, but in no event later than five Business Days following the execution of this Agreement, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the


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Offer whereby Purchaser will offer to purchase for cash all of the Shares at
$20.00 per Share, net to the seller in cash, without interest, and, subject to the conditions of the Offer and this Agreement, shall use reasonable efforts to consummate the Offer. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Shares, the Per Share Amount will be correspondingly adjusted on a per-Share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Shares. The obligation of Purchaser to consummate the Offer and to accept for payment any Shares tendered pursuant thereto shall be subject to the satisfaction of only those conditions set forth in Annex I. Parent expressly reserves the right to waive any such condition or to increase the price per Share to be paid pursuant to the Offer. The Per Share Amount shall be net to the seller in cash, subject to reduction only for any applicable Federal back-up withholding or stock transfer taxes payable by the seller. The Company agrees that no Shares held by the Company will be tendered pursuant to the Offer.

            (b) Without the prior written consent of the Company, Purchaser shall not (i) decrease the price per Share to be paid pursuant to the Offer or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I), or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares; provided, however, that if on the initial expiration date of the Offer, which will initially be 20 Business Days following commencement of the Offer (together with any extensions thereof, the "Expiration Date"), all conditions to the Offer shall not have been satisfied or waived, Purchaser may, in its sole discretion, extend the Expiration Date for such additional period as it may determine to be appropriate to permit such condition to be satisfied; provided further, however, that, without the consent of the Company, if there have been validly tendered and not withdrawn on or before the Expiration Date that number of Shares that, together with any Shares to be acquired by Parent pursuant to the Voting Agreement and any Shares then owned by Parent or any of its Subsidiaries, constitute more than 80% but less than 90% of the outstanding Shares, calculated on a fully diluted basis, Purchaser may extend the Expiration Date for up to ten additional Business Days. Except as provided in this Section 1.1(b), Purchaser will not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, extend the Expiration Date. Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

            (c) The Offer will be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer that will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule 14D-1 and all applicable federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and, if applicable, summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in


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connection with the Offer and related transactions, are referred to collectively herein as the "Offer Documents"). Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by it for use in the
Schedule 14D-1 or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule 14D-1 or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Purchaser further agrees to take all steps necessary to cause the Schedule 14D-1, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC.

            1.2 Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) the Board of Directors, at a meeting duly called and held on September 30, 1999, at which a majority of the Directors were present, duly (x) adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger (such adoption being sufficient to render Article 13 of Texas Law inapplicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger), (y) recommended that the Shareholders accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger, (z) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company and (ii) ING Barings LLC, the Company's financial advisor, has rendered to the Board of Directors its opinion that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

            (b) The Company shall file with the SEC, simultaneously with the filing by Purchaser of the Schedule 14D-1 with respect to the Offer, a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that will comply in all material respects with the provisions of all applicable Federal securities laws. The Company shall mail such Schedule 14D-9 to the Shareholders along with the Offer Documents promptly after the commencement of the Offer. The Schedule 14D-9 and the Offer Documents will contain the recommendations of the Board of Directors described in Section 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it specifically for use in the
Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to Shareholders to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC.


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            (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Parent with mailing labels containing the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of Shareholders, mailing labels and security position listings, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.

            1.3 Directors. (a) Promptly upon the purchase by Purchaser of any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding. At such times, if requested by Parent, the Company will also cause each committee of the Board of Directors to include persons designated by Parent constituting the same percentage of each such committee as Parent's designees are of the Board of Directors. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent designees to be elected to the Board of Directors in accordance with the terms of this Section 1.3 and shall cause Parent's designees to be so elected; provided, however, that, in the event that Parent's designees are appointed or elected to the Board of Directors, until the Effective Time, the Board of Directors shall have at least two directors who are directors on the date hereof and who are neither officers of the Company nor designees, shareholders, affiliates or associates (within the meaning of the federal securities laws) of Parent (such directors, the "Independent Directors"); provided further, that if no Independent Directors remain, the other directors shall designate two persons to fill the vacancies neither of whom shall be either an officer of the Company or a designee, shareholder, affiliate or associate of Parent, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

            (b) Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section
1.3 and shall include in the Schedule 14D-9 mailed to shareholders of the Company promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of


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Parent's obligations hereunder, or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors.

                                 II. THE MERGER

            2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and Texas Law, Purchaser will be merged with and into the Company, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

            2.2 Effective Time. On or as promptly as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of, Texas Law (the time of such filing being the "Effective Time").

            2.3 Effect of the Merger; Closing. At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of Texas Law. Without limiting the generality of the foregoing, at the Effective Time (i) all liabilities and obligations and (ii) all rights, title and interest to all real estate and other property of the Company and Purchaser will vest in the Surviving Corporation. The closing of the Merger (the "Closing") shall take place at a time and on a date (the "Closing Date") to be specified by the parties, which will be no later than the third Business Day after satisfaction or waiver of the latest to occur of the conditions precedent set forth in
Article VII, at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, unless another time, date or location is agreed to in writing by the parties. "Business Day" means any day other than Saturday, Sunday or a federal holiday.

            2.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

            2.5 Articles of Incorporation; By-Laws; Directors and Officers. (a) Unless otherwise determined by Parent before the Effective Time, at the Effective Time, the Articles of Incorporation of Purchaser, as in effect immediately before the Effective Time, will be the Articles of Incorporation of the Surviving Corporation (as the same may be amended from time to time) until thereafter amended as provided by law and such Articles of Incorporation, except that Article FIRST of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of the corporation is M/A/R/C Inc."


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            (b) The By-Laws of Purchaser, as in effect immediately before the
Effective Time, will be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

            (c) The directors of Purchaser immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors of the Surviving Corporation or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

            2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

            (a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be canceled pursuant to Section 2.6(b) hereof and any Dissenting Shares) will be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.8 hereof. All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate formerly representing any such Share will cease to have any rights with respect thereto, except the right to receive the Per Share Amount therefor upon the surrender of such certificate in accordance with Section 2.8 hereof. Any payment made pursuant to this Section 2.6(a) will be made net of applicable withholding taxes to the extent such withholding is required by law.

            (b) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately before the Effective Time will be canceled and extinguished and no payment or other consideration will be made with respect thereto.

            (c) Each common share, no par value, of Purchaser issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable common share, no par value, of the Surviving Corporation.

            2.7 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his right to dissent and demand payment in accordance with Texas Law (including but not limited to Article 5.11 thereof) and as of the Effective Time has neither effectively withdrawn nor lost his right to dissent and demand payment ("Dissenting Shares") will not be converted into or represent a right to receive cash pursuant to Section 2.6, but the holder thereof will be entitled to only such rights as are granted by Texas Law.

            (b) Notwithstanding the provisions of Section 2.7(a) hereof, if any dissenting Shareholder who demands payment under Texas Law effectively withdraws or loses (through failure to perfect or otherwise) his right to demand payment then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares will automatically be


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converted into and represent only the right to receive cash as provided in
Section 2.6(a) hereof, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares.

            (c) The Company shall give Parent (i) prompt notice of any written demands for payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Texas Law received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under Texas Law. The Company shall not voluntarily make any payment with respect to any demands for payment and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

            2.8 Surrender of Shares; Stock Transfer Books. (a) Before the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 2.6 hereof. When and as needed, Parent shall make available to the Exchange Agent for the benefit of holders of Shares the consideration to which such holders will be entitled at the Effective Time pursuant to Section 2.6 hereof.

            (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 2.6(a) (the "Certificate(s)") may thereafter surrender such Certificate or Certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such Certificate or Certificates on such holder's behalf for a period ending one year after the Effective Time. Promptly after the Effective Time, Parent shall cause the distribution to holders of record of Shares as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of Certificates for cancellation, together with such materials, Parent shall cause the Exchange Agent to pay the holder of such Certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such Certificate. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or in the treasury of the Company) will represent solely the right to receive the aggregate Per Share Amount relating thereto.

            (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or instrument is registered, it will be a condition to such payment that the Certificate or instrument so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such tax either has been paid or is not payable.

            (d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of shares of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be canceled and exchanged for cash as provided in Section

2.6(a). No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding Shares.

            (e) Promptly following the date which is one year after the Effective Time, the Exchange Agent will deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties will terminate. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or in the treasury of the Company) may surrender such Certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in consideration thereof the aggregate Per Share Amount relating thereto, without any interest or dividends thereon.

            (f) The Per Share Amount paid in the Merger will be net to the holder of Shares in cash, subject to reduction only for any applicable federal back-up withholding or, as set forth in Section 2.8(c) hereof, stock transfer taxes payable by such holder.

            (g) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Amount deliverable in respect thereof as determined in accordance with Section 2.6 hereof if the Person to whom the Per Share Amount is paid, as a condition precedent to the payment thereof, gives the Surviving Corporation a bond in such sum as the Surviving Corporation may direct or otherwise indemnifies the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

            2.9 Stock Plans and Warrants. (a) The Company shall take all actions necessary (which include, but are not limited to, satisfying the requirements of Rule 16b-3(e) promulgated under Section 16 of the Exchange Act, without incurring any liability in connection therewith, and obtaining any consents required of holders of Options) to provide that, upon consummation of the Merger, (i) (A) subject to clause (ii), each then-outstanding option to purchase Shares (the "Options") granted under any of the Company's stock option plans referred to in Section 4.2 hereof, each as amended (collectively, the "Option Plans"), and (B) each then-outstanding warrant to purchase Shares ("Warrants"), whether or not then exercisable or vested, will either be (y) acquired by the Company for cancellation in consideration of payment to the holders of such Options or Warrants, as applicable, of an amount in respect thereof equal to the product of (1) the excess, if any, of the Per Share Amount over the per Share exercise price thereof and (2) the number of Shares subject thereto (such payment to be net of applicable withholding taxes) or (z) converted into an option or warrant, as applicable, to purchase the number of shares of common stock of Parent equal to the number of Shares subject to such Option or Warrant, as applicable, on terms which, giving effect to the Offer and the Merger, preserve the existing terms of such Options and Warrants, and (ii) each then outstanding Option that has been designated by the Company as an "Incentive Stock Option" (an "ISO") will be converted into an option in accordance with clause (i)(z), above. Any Options (other than ISOs) or Warrants not exercised or converted prior to the Effective Time will, by reason of the Merger, thereafter represent the right to receive, upon payment of the exercise price therefor, an amount in cash, without interest, equal to the Per Share Amount times the number of Shares subject thereto (such payment to be net of applicable withholding taxes). The adjustments, if any, provided herein with respect to the Options will be and are intended to be effected in a manner that is consistent with Section 424(a) of the Code.

            (b) Except as provided herein or as otherwise agreed to by the parties, (i) the Company shall cause the Option Plans and Warrants to terminate as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no person, including any holder of Options or Warrants or any participant in the Option Plans, will have any right to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

                     III. REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

            Parent and Purchaser represent and warrant to the Company as follows:

            3.1 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of its jurisdiction of incorporation and has the corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

            3.2 Authority Relative to this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of their respective obligations hereunder and the consummation by Parent or Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms.

            3.3 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or Purchaser or by which any of their property is bound or affected,
(ii) violate or conflict with the Certificate of Incorporation or By-Laws of Parent or the Articles of Incorporation or By-Laws of Purchaser, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Purchaser pursuant to, any contract, instrument, permit, license or franchise to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their property is bound or affected; except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults that individually and in the aggregate would not be reasonably expected to prevent or materially impair or delay the consummation by Parent or Purchaser of the transactions contemplated hereby (each a "Parent Material Adverse Effect").

            (b) Except for applicable requirements, if any, of the Exchange Act, under Competition Laws, and filing and recordation of appropriate merger documents as required by

Texas Law, neither Parent nor Purchaser is required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, the failure of which to submit would have a Parent Material Adverse Effect. No waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by either Parent or Purchaser in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make would have a Parent Material Adverse Effect. For the purposes of this Agreement, "Competition Laws" means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, and includes the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and, to the extent applicable, equivalent laws of the European Union or the member states thereof, Canada and any other country in which the Company or its Subsidiaries has operations or derives revenue.

            3.4 Financing. Parent and Purchaser have, or will have, available all of the funds or have the borrowing capacity necessary for the acquisition of the outstanding Shares pursuant to the Offer and the Merger and to perform their respective obligations under this Agreement.

            3.5 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

            3.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser that is or will be payable by the Company or any of its Subsidiaries.

            3.7 Offer Documents; Proxy Statement. None of the information supplied by Parent, Purchaser, their respective officers, directors, representatives, agents or employees (the "Parent Information"), for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting which has become false or misleading. Neither the Offer Documents nor any amendments thereof or supplements thereto will, at any time the Offer Documents or any such amendments or supplements are filed with the SEC or first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents or extracted from reports or other documents filed by the Company with the SEC. The Offer Documents and any amendments or supplements thereto will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as set forth (including an identification by section reference to the representations and warranties to which such exceptions relate) on the Disclosure Schedule to this Agreement (the "Disclosure Schedule"), the Company hereby represents and warrants to Parent and Purchaser as follows:

            4.1 Organization and Qualification; Subsidiaries. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and (ii) is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except in the case of clause (ii) for failures which, when taken together with all other such failures, would not have a Company Material Adverse Effect. Section 4.1 of the Disclosure Schedule lists each of the Company's Subsidiaries and their respective jurisdictions of incorporation or organization. For the purposes of this Agreement, (i) the term "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, and
(ii) the term "Company Material Adverse Effect" means any change in or effect on the business of the Company that is or can be reasonably expected to be materially adverse to the business, assets, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects, liabilities or regulatory status of the Company and the Subsidiaries taken as a whole. The Company has previously delivered to Parent a complete and correct copy of its and each of its Subsidiaries' Articles of Incorporation and By-Laws, as currently in effect.

            4.2 Capitalization. (a) The authorized capital stock of the Company consists of 15,000,000 common shares, $1.00 par value (the "Company Common Stock"). As of the close of business on the date one Business Day prior to the date hereof, (i) 5,240,185 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, (ii) 1,479,195 shares of Company Common Stock were held in the treasury of the Company, (iii) 853,240 shares of Company Common Stock were reserved for issuance under the Option Plans listed on Section 4.2(a) of the Disclosure Schedule in the amounts stated in such schedule, and (iv) 156,500 shares of Company Common Stock were reserved for issuance under the Company's Warrants listed on Section 4.2(a) of the Disclosure Schedule in the amounts stated in such Schedule. There are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests,

(ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any Subsidiary of the Company, or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

            (b) Except for directors' qualifying shares (i) all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned, directly or indirectly, by the Company and (ii) neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

            4.3 Authority Relative to this Agreement. The Company has the necessary corporate power and authority to enter into this Agreement and the Voting Agreement and, subject to obtaining any necessary Shareholder approval of the Merger, to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the Voting Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to the approval of the Merger by the Company's shareholders in accordance with Texas Law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The Voting Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery of the Voting Agreement by each of the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

            4.4 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Voting Agreement by the Company do not, and the performance of this Agreement and the Voting Agreement by the Company will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or by which its property is bound or affected, (ii) violate or conflict with the Articles of Incorporation or By-Laws of the Company, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any contract, instrument, permit, license or franchise to which the Company is a party or by which the Company or its property is bound or affected, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have a Company Material Adverse Effect.

            (b) Except for applicable requirements, if any, of the Exchange Act, under Competition Laws and filing and recordation of appropriate merger or other documents as required by Texas Law, "takeover" or "blue sky" laws of various states, the Company is not required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby and thereby the failure of which to submit would have a Company Material Adverse Effect. No waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the Voting Agreement the failure of which to obtain or make would have a Company Material Adverse Effect.

            4.5 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1996, and has heretofore delivered or made available to Parent, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1997 and 1998, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, (iii) all proxy statements relating to the Company's meetings of Shareholders (whether annual or special) held since January 1, 1996 and (iv) all other forms, reports or registration statements filed by the Company with the SEC pursuant to the Exchange Act since January 1, 1996 (collectively, whether filed before, on or after the date hereof, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Exchange Act and the Securities Act of 1933 (the "Securities Act"), as the case may be, and the applicable rules and regulations of the SEC thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which should not be materially adverse to the Company and its Subsidiaries taken as a whole.

            (c) Except as reflected or reserved against in the consolidated financial statements contained in the SEC Reports filed prior to the date hereof or otherwise disclosed in the SEC Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which in the aggregate would have a Company Material Adverse Effect or which would be required to be set forth in consolidated financial statements in accordance with GAAP.

            4.6 Absence of Certain Changes or Events. Since December 31, 1998, except as contemplated by this Agreement or as set forth in the SEC Reports filed prior to the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practices; (ii) there has not been:

            (a) any change which would have a Company Material Adverse Effect;

            (b) any strike, picketing, work slowdown or other labor disturbance having a Company Material Adverse Effect;

            (c) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company having a Company Material Adverse Effect;

            (d) any redemption or other acquisition of Company Common Stock by the Company or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans before the date hereof; and

            (e) any change by the Company in accounting principles except insofar as may have been required by a change in generally accepted accounting principles and disclosed in the SEC Reports; and

(iii) the Company and its Subsidiaries have not taken action that if taken after the date of this Agreement would constitute a violation of Section 5.1.

            4.7 Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, there are no claims, actions, suits, proceedings or investigations of any nature pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any court, administrative, governmental or regulatory authority or body, domestic or foreign, which would have a Company Material Adverse Effect. The Company is not subject to any order, judgment, injunction or decree which has had or would have a Company Material Adverse Effect.

            4.8 Employee Benefit Plans. (a) Section 4.8(a) of the Disclosure Schedule sets forth a list of all material employee welfare benefit plans (as defined in Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements for the benefit of, or relating to, any employee of, or independent contractor or consultant to, the Company or its Subsidiaries (together, the "Employee Plans") and any employment severance or termination agreement. The Company has made available to Parent true and complete copies of all Employee Plans, as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service ("IRS") determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of Code. True and complete copies of the (i) most recent annual actuarial valuation report, if any, (ii) last filed Form 5500 together with Schedule A and/or B thereto, if any, (iii) summary plan description (as defined in ERISA), if any, and all modifications thereto communicated to employees, (iv) most recent annual and periodic accounting of related plan assets, if any, and (v) such other materials with respect to the Employee Plans reasonably requested by Parent in each case, relating to the Employee Plans, have been delivered to Parent and are correct in all material respects.

            (b) Except to the extent that any of the following (other than clauses (viii), (ix), (x) or (xii)), either alone or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) neither the Company nor, to the Company's knowledge, any of its directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any Employee Plan; (ii) all Employee Plans are and have been at all times in compliance in all respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code (except for such requirements that are not required to be adopted as of the effective date of the applicable requirement), there are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, which have been asserted or instituted against the Company, any Employee Plan or the assets of any trust for any Employee Plan, nor, to the knowledge of the Company, is there any basis for one; (iii) each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified, and has heretofore been determined by the IRS to be so qualified; (iv) neither the Company nor any trade or business which, together with the Company, is treated as a single employer under Section 414(t) of the Code (an "ERISA Affiliate") has, or at any time has had, an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(13) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code; (v) with respect to each group health plan benefitting any current or former employee of the Company, or any ERISA Affiliate, that is subject to Section 4980B of the Code, the Company and any ERISA Affiliate, have complied with (A) the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and (B) the Health Insurance Portability and Accountability Act of 1996; (vi) all (A) insurance premiums required to be paid with respect to, (B) benefits, expenses, and other amounts due and payable under, and (C) contributions, transfers or payments required to be made to, any Employee Plan prior to the Effective Time will have been paid, made or accrued on or before the Effective Time; (vii) with respect to any insurance policy providing funding for benefits under any Employee Plan, (A) there is no liability of the Company or any of its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent; (viii) no Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law, (B) death or retirement benefits under any qualified Employee Plan, or (C) deferred compensation benefits reflected on the books of the Company; (ix) the execution and performance of this Agreement will not (A) constitute an event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer, employee, or former employee (or dependents of such employee) of the Company or any of its Subsidiaries, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or director of the Company or any of its Subsidiaries; (x) any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code); (xi) the disallowance of a deduction under
Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any affiliate of the Company under any contract, Employee Plan, program, arrangement or understanding currently in effect; (xii) neither the Company nor any ERISA Affiliate has any current or future liability with respect to any "employee benefit plans" (within the meaning of Section 3(3) of ERISA), other than the Employee Plans, previously maintained or contributed to by the Company, any ERISA Affiliate or any predecessor to either thereof, or to which the Company, any ERISA Affiliate or any such predecessor previously had an obligation to contribute.

            4.9 Offer Documents; Proxy Statement. The proxy statement to be sent to the shareholders of the Company in connection with the meeting of the Shareholders to consider the Merger (the "Company Shareholders' Meeting") or the information statement to be sent to such Shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), at the date mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting (i) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-9 nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule 14D-1 or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule 14D-1 and the Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company with respect to any information supplied by Parent or Purchaser specifically for inclusion in the Proxy Statement or the Schedule 14D-9.

            4.10 Brokers. Except for ING Barings LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent true and complete information concerning the financial arrangements between the Company and ING Barings LLC pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated hereunder.

            4.11 Control Share Acquisition. The Board of Directors has taken all action necessary to render Article 13 of Texas Law inapplicable to the Offer, the Merger, this Agreement, the Voting Agreement and any of the transactions contemplated hereby or thereby.

            4.12 Conduct of Business. (a) Except as disclosed in the SEC Reports filed prior to the date of this Agreement, the business of the Company is not being conducted in default or violation of any term, condition or provision of
(i) its Articles of Incorporation or By-Laws, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company is a party or by which the Company or any of its properties or assets may be bound, or (iii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice, or has knowledge of any claim, alleging any such violation, except for such violations that individually and in the aggregate would not have a Company Material Adverse Effect.

            (b) The Company and its Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of any governmental authority, domestic or foreign, or other Persons necessary for the ownership, leasing, operation, occupancy and use of their respective property and assets and the conduct of their respective businesses as currently conducted ("Permits"), except where the failure to hold such Permits individually and in the aggregate would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as individually and in the aggregate would not have a Company Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as individually and in the aggregate would not have a Company Material Adverse Effect.

            4.13 Taxes. (a) Except as would not, either individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company has timely filed with the appropriate governmental authorities all Tax Returns required to be filed by or with respect to the Company, (ii) all Taxes shown to be due on such Tax Returns, all Taxes required to be paid on an estimated or installment basis, and all Taxes required to be withheld with respect to the Company have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law, (iii) the reserve for Taxes set forth on the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1998 is adequate for the payment of all Taxes through the date thereof and no Taxes have been incurred after December 31, 1998 which were not incurred in the ordinary course of business, (iv) no federal, state, local or foreign audits, administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company and there are no outstanding deficiencies or assessments asserted or proposed, and (v) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and the Company is not a party to any agreement providing for the allocation or sharing of Taxes.

            (b) The Company has not filed a consent to the application of
Section 341(f) of the Code.

            (c) The Company is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

            (d) No indebtedness of the Company is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

            (e) The Company has not been a member of an affiliated group filing consolidated or combined Tax Returns other than a federal income tax group the common parent of which is the Company.

            (f) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

            (g) For purposes of this Agreement, the term "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

            4.14 Intellectual Property. (a) Section 4.14(a) of the Disclosure Schedule contains a true and complete list of all (i) patents and patent applications, (ii) trademark and service mark registrations and applications,
(iii) Computer Software (excluding Computer Software generally available for purchase by the public), (iv) copyright registrations and applications, (v) Internet domain names, and (vi) all material licenses related to the foregoing, in each case used or held for use in connection with the business of the Company.

            (b) For the purposes of this Agreement, the term "Computer Software" means (i) any and all computer programs and applications consisting of sets of statements and instructions to be used directly or indirectly in computer software or firmware whether in source code or object code form, (ii) databases and compilations, including without limitation any and all data and collections of data, whether machine readable or otherwise, (iii) all versions of the foregoing including, without limitation, all screen displays and designs thereof, and all component modules of source code or object code or natural language code therefor, and whether recorded on papers, magnetic media or other electronic or non-electronic device, (iv) all descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, and (v) all documentation, including without limitation all technical and user manuals and training materials, relating to the foregoing.

            (c) The Company owns or has the valid right to use all intellectual property used by it in connection with its business, including (i) trademarks and service marks (registered or unregistered) and trade names, and all goodwill associated therewith, (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, processes and computer programs, software and databases (including source code), (iii) trade secrets and the right to limit the use or disclosure thereof, (iv) copyrights in all works, including software programs and mask works, and (v) domain names (collectively "Intellectual Property"), except where the failure to own or have the valid right to use the Intellectual Property would not have a Company Material Adverse Effect.

            (d) All grants, registrations and applications for Intellectual Property that are used in and are material to the conduct of the businesses of the Company as currently conducted (i) are valid, subsisting, in proper form and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and (ii) have not lapsed, expired or been abandoned.

            (e) To the knowledge of the Company (i) there are no conflicts with or infringements of any Intellectual Property by any third party, except for conflicts or infringements which would not have a Company Material Adverse Effect, and (ii) the conduct of the businesses of the Company as currently conducted does not conflict with or infringe any proprietary right of any third party, which conflict or infringement would have a Company Material Adverse Effect. There is no claim, suit, action or proceeding pending or, to the Company's knowledge, threatened against the Company (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property, except for claims, suits, actions or proceedings which would not have a Company Material Adverse Effect.

            (f) All consents, filings and authorizations by or with third parties necessary with respect to the consummation of the transactions contemplated hereby as they may affect the Intellectual Property have been obtained, except where the failure to have obtained such consents, filings or authorizations would not have a Company Material Adverse Effect.

            (g) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property, except for breaches which would not have a Company Material Adverse Effect.

            (h) No former or present employees, officers or directors of the Company hold any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property.

            4.15 Websites. With respect to any website of the Company, the Company has taken all commercially reasonable steps in connection with the creation and operation of the website, including, without limitation, the following:

            (a) The Company (i) has obtained the required Universal Resource Locator ("URL") under the domain name for such website, and the .org and .net domains, (ii) has applied for the appropriate trademark registrations for each URL, (iii) maintains adequate computer resources to ensure no service outages will occur due to insufficient data storage, memory, server or other related reasons, and (iv) has in place plans to permit and accommodate anticipated increases in traffic levels (e.g., additional hardware, servers, software and/or personnel).

            (b) The Company (i) complies with all current privacy standards regarding data collection of site visitors and customers (e.g., ETrust, BBB Online), (ii) uses commercially reasonable efforts to market its websites both offline and online, including, without limitation, submitting its websites and the appropriate metatags to all of the major search engines (e.g., Yahoo, Hotbot, Lycos, Excite and Infoseek), (iii) maintains complete control of the design and content of its websites, including, without limitation, links to and from each website, and (iv) maintains and keeps its websites operational 24 hours a day, 7 days a week.

            4.16 Year 2000 Compliance. (a) To the knowledge of the Company, the current Processes used by the Company are Year 2000 Compliant except where the failure to be Year 2000 Complaint would not have a Company Material Adverse Effect.

            (b) The Company has used its best efforts so that its products will be delivered and its respective services will be scheduled and performed in a timely manner without interruptions caused by the date in time on which the product is ordered or is actually delivered or the services are scheduled or actually performed under normal procedures in the ordinary course, whether before, on or after January 1, 2000. The Company has used its best efforts so that its essential suppliers of products and services, including the suppliers of its infrastructure systems, have Year 2000 compliance programs in place to avoid interruptions in the supplier-customer trading relationship which would have a Company Material Adverse Effect, whether before, on or after January 1, 2000.

            (c) Definition. For the purposes of this Agreement, the term "Year 2000 Compliant" means:

                  (i) the functions, calculations and other computer processes of all equipment, computer hardware, software and systems of the Company, including, without limitation, internal and outsourced systems and embedded computer features within other systems and equipment of the Company (collectively, "Processes"), perform properly in an accurate and consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date of input, whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years;

                  (ii) the equipment, computer hardware, software and systems accept, calculate, compare, sort, extract, sequence and otherwise process data inputs and date values, and return and display date values, in an accurate and consistent manner regardless of the dates used, whether before, on or after January 1, 2000;

                  (iii) the equipment, computer hardware, software and systems will function properly without interruptions or manual intervention caused by the date in time on which the Processes are actually performed or by the date of input to the software, whether before, on or after January 1, 2000;

                  (iv) the equipment, computer hardware, software and systems accept and respond to two-digit year data input in the Processes in a manner that resolves any ambiguities as to the century in a defined, predetermined and appropriate manner; and

                  (v) the equipment, computer hardware, software and systems store and display data information in the Processes in ways that are accurate and unambiguous as to the determination of the century.

            4.17 Contracts. (a) Other than the contracts or agreements of the Company included as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended

December 31, 1998, the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999, or any periodic filing made pursuant to the Exchange Act since December 31, 1998 (the "Material Contracts"), and contracts or agreements between the Company and its wholly owned Subsidiaries or between wholly owned Subsidiaries of the Company, Section 4.17 of the Disclosure Schedule sets forth each of the following contracts and agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound (contracts and agreements of the types described below being "Identified Contracts"), in each case as such Identified Contract is in effect on the date hereof:

                  (i) contracts and agreements for the purchase of inventories, goods or other materials by, or for the furnishing of services to, the Company or any of its Subsidiaries that (A) require payments by the Company or any of its Subsidiaries in excess of $25,000, and (B) have a term of one year or more and are not terminable by the Company or Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

                  (ii) contracts and agreements for the sale of inventories, goods or other materials, or for the furnishing of services, by the Company or any of its Subsidiaries that (A) require payments to the Company or any of its Subsidiaries in excess of $100,000, and (B) have a term of one year or more and are not terminable by the Company or Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

                  (iii) manufacturer's representative, sales agency and distribution contracts and agreements that (A) have a term of one year or more and are not terminable by the Company or Subsidiary party thereto, as the case may be, on notice of six months or less without penalty, or (B) are otherwise material;

                  (iv) contracts and agreements (A) governing the terms of indebtedness, or guarantees of indebtedness, of, or secured by assets of, the Company or any of its Subsidiaries in excess of $100,000 principal amount in the aggregate, (B) governing the terms of "synthetic" or capital leases pursuant to which the Company or any of its Subsidiaries has financial obligations in excess of $100,000, or (C) providing for all obligations of the Company and its Subsidiaries in respect of interest rate swap or similar agreements, commodity swaps or options or similar agreements or foreign currency hedge, exchange or similar agreements or any other derivative instrument;

                  (v) shareholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity or debt interests of the Company or any of its Subsidiaries;

                  (vi) contracts and agreements entered into since January 1, 1997, providing for the acquisition or disposition of assets having a value in excess of $500,000 other than sales or purchases of inventories in the ordinary course of business and sales of obsolete equipment;

                  (vii) all of the leases, subleases, licenses and other agreements relating to or constituting real property, each with a term of one year or more and an annual payment obligation in excess of $50,000;

                  (viii) joint venture agreements, partnership agreements and other similar contracts and agreements involving a sharing of profits and expenses;

                  (ix) contracts and agreements governing the terms of indebtedness of third parties (A) owed to the Company or any of its Subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $60,000 in the aggregate made to employees of the Company or any of its Subsidiaries by the Company or such Subsidiary in the ordinary course of business consistent with past practice, or (B) to or guaranteed by the Company or any of its Subsidiaries;

                  (x) contracts and agreements prohibiting or materially restricting the ability of the Company or any of its Subsidiaries to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person, other than (A) distribution (including independent sales representative) contracts and agreements that have a term of less than one year or are terminable by the Company or any Subsidiary of the Company party thereto, as the case may be, on notice of six months or less without penalty, and, in each case, which are not material to the Company and its Subsidiaries taken as a whole and (B) supplier and customer agreements relating to non-disclosure of confidential information of the other party which are not material to the Company and its Subsidiaries taken as a whole;

                  (xi) contracts and agreements providing for future payments that are conditioned, in whole or in part, on a change in control of the Company or any of its Subsidiaries; and

                  (xii) contracts and agreements that are material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of the Company and its Subsidiaries taken as a whole.

            (b) Each contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other Person, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person, except for such failures to be in full force and effect and such breaches and defaults as individually and in the aggregate would not have or result in a Company Material Adverse Effect.

            4.18 Environmental Matters. (a) Except as disclosed in the SEC Reports filed prior to the date of this Agreement and except for those noncompliance matters that have been and are resolved, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws.

            (b) Except as disclosed in the SEC Reports filed prior to the date of this Agreement, there are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries that individually or in the aggregate would have or result in a Company Material Adverse Effect.

            (c) The Company has disclosed and, where requested, made available to Parent all material information, including such studies, analyses and test results, in the possession, custody or control of or otherwise known and available to the Company or any of its Subsidiaries relating to the environmental conditions on, under or about any of the properties or assets owned, leased, or operated by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past.

            (d) As used in this Agreement:

                  (i) the term "Environmental Claim" means any written claim, demand, suit, action, proceeding, investigation or notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from the presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries;

                  (ii) the term "Environmental Laws" means all Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act and the Occupational Safety and Health Act;

                  (iii) the term "Hazardous Substance" means (1) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products, (2) any substance that is or contains friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (3) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (4) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous; in each case in clauses (1)-(4) above which is regulated under any Environmental Law; and

                  (iv) the term "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

            4.19 Required Vote by Company Shareholders. The affirmative vote of the holders of two-thirds of the outstanding Shares entitled to vote hereon is the only vote of any class of capital stock of the Company required by Texas Law or the Articles of Incorporation or the By-Laws of the Company to adopt this Agreement and approve the transactions contemplated hereby. Each of the directors and executive officers of the Company has informed the Company that he or she intends to vote any Shares he or she owns in favor of approval and adoption of the Merger Agreement.

            4.20 Opinions of Financial Advisor. The Company has received an opinion of ING Barings LLC to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

            4.21 Affiliate Transactions. Section 4.21 of the Disclosure Schedule contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and a shareholder of the Company or any of his affiliates (other than the Company or any of its Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, and that (i) are currently pending or in effect, or (ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries taken as a whole.

            4.22 Client Relations. Section 4.22 of the Disclosure Schedule sets forth the 20 largest clients (measured by revenues) of the Company and its Subsidiaries and the revenues from each such client for the calendar year ended December 31, 1998. As of the date of this Agreement, no client of the Company has advised the Company in writing that it is (a) terminating or considering terminating the handling of its business by the Company as a whole or in respect of any particular product, project or service, or (b) planning to reduce its future spending with the Company in any material manner; and to the knowledge of the Company (without making any special inquiry of any clients), no client has orally advised any of the Company's executive officers of any of the foregoing events.

            4.23 Disclosure. To the knowledge of the Company, this Agreement and each certificate or other instrument required to be furnished by or on behalf of the Company to Parent or Purchaser pursuant hereto at or prior to the Closing, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                    V. CONDUCT OF BUSINESS PENDING THE MERGER

            5.1 Conduct of Business Pending the Merger. Except as set forth on the Disclosure Schedule (including an identification by section reference to the covenants to which such exceptions relate), the Company covenants and agrees that, between the date of this Agreement and the Effective Time or earlier termination of this Agreement, unless Parent otherwise consents in writing:

            (a) the business of the Company will be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and the Company will use its reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations;

            (b) the Company will not amend its Articles of Incorporation or By-Laws;

            (c) the Company will not declare, set aside or pay any dividend or other distribution payable in cash, securities or property with respect to its capital stock, and neither the Company nor any of its Subsidiaries will (i) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries, other than issuances of Shares pursuant to securities, options, warrants, calls, commitments or rights existing at the date of this Agreement and previously disclosed to Parent in writing (including as disclosed in the SEC Reports), (ii) incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than under lines of credit existing on the date of this Agreement, (iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or other securities, or
(iv) enter into, amend, terminate, renew or fail to use reasonable efforts to renew in any material respect any (A) Material Contract or (B) Identified Contract except in the ordinary course of business consistent with past practice;

            (d) neither the Company nor any of its Subsidiaries will, except pursuant to employment contracts in effect on the date hereof, (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any employee, except that, solely with respect to non-officer employees, the Company may grant increases in base compensation in the ordinary course of business consistent with past practice, (ii) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program agreement or arrangement, or (iii) enter into or amend in any material respect any employment or collective bargaining agreement or, except in accordance with the existing written policies of the Company or existing contracts or agreements, grant any severance or termination pay to any officer, director, employee or consultant of the Company or any of its Subsidiaries;

            (e) neither the Company nor its Subsidiaries will change the accounting principles used by it unless required by GAAP (or, if applicable with respect to Subsidiaries, foreign generally accepted accounting principles);

            (f) neither the Company nor any of its Subsidiaries will acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice) for an amount in excess of $100,000, individually or in the aggregate;

            (g) neither the Company nor any of its Subsidiaries will sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of its assets except in the ordinary course of business consistent with past practice;

            (h) the Company and its Subsidiaries will not mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien on any of its properties or assets;

            (i) neither the Company nor its Subsidiaries will compromise, settle, grant any waiver or release relating to or otherwise adjust any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, except for any such compromise, settlement, waiver, release or adjustment in the ordinary course of business consistent with past practice and involving a payment by the Company or any of its Subsidiaries not in excess of $50,000 in the aggregate following prior notice to and consultation with Parent; and

            (j) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

            5.2 No Shop. (a) The Company and its Subsidiaries will not, directly or indirectly, through any officer, director, agent, financial adviser, attorney, accountant or other representative or otherwise, solicit, initiate or encourage submission of proposals or offers from any Person relating to, or that could reasonably be expected to lead to, an Acquisition Transaction or participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek an Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger or any other transaction contemplated by this Agreement; provided, however, that, prior to the purchase of and payment for Shares by Purchaser pursuant to the Offer, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party that the Board of Directors determines, in its good faith and reasonable judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel, is a Superior Proposal,
(i) furnish information to such third party pursuant to a customary confidentiality agreement not more favorable to the recipient of such information that the Confidentiality Agreement and negotiate, explore or otherwise engage in substantive discussions with such third party, in each case only if the Board of Directors determines, in its good faith and reasonable judgment, based upon and in conformity with the written opinion of outside legal counsel, that failing to take such action would breach the fiduciary duties of the Board of Directors under applicable law and (ii) take and disclose to the Company's shareholders a position with respect to the Merger or another Acquisition Transaction proposal, or amend or withdraw such position, required by Rules 14d-9 and 14e-2 under the Exchange Act.

            (b) Except as expressly permitted by this Section 5.2(b), neither the Board of Directors nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction, or
(iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Transaction. Notwithstanding the foregoing, prior to the purchase of and payment for Shares by Purchaser pursuant to the Offer, in response to an unsolicited Acquisition Transaction proposal, if the Board of Directors determines, in its good faith and reasonable judgment, based upon and in conformity with the written opinion of outside legal counsel, that such proposal is a Superior Proposal and that failure to do any of the actions set forth in clauses (i) or (ii) above would breach the fiduciary duties of the Board of Directors under applicable law, the Board of Directors may, if it gives Parent five Business Days prior written notice of its intention to do so, withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement or approve or recommend an Acquisition Transaction; provided, however, that the foregoing shall in no way limit or otherwise affect Parent's right to terminate this Agreement pursuant to Section 8.1(f)(i),(ii) or (iv) at such time as the requirements of such subsection have been met. Any such withdrawal, modification or change of the recommendation of the Board of Directors of this Agreement will not change the approval of the Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Offer and the Merger. Nothing in this Section
5.2 (x) permits the Company to terminate this Agreement, (y) permits the Company to enter into any agreement with respect to any Acquisition Transaction or (z) affects any other obligation of the Company under this Agreement.

            (c) The Company will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for an Acquisition Transaction and request the return of all confidential information regarding the Company provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreement or otherwise. The Company will (i) immediately (and in any event, no later than one Business Day after receipt) advise Parent in writing of the receipt of request for information or any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 5.2(a) hereof, specifying the material terms and conditions of such proposed Acquisition Transaction and the identity of the other party or parties involved and (ii) keep Parent reasonably informed of the status of any such request or proposed Acquisition Transaction. If any such inquiry or proposal is in writing, the Company shall promptly deliver to Parent a copy of such inquiry or proposal. In addition, the Company shall promptly (but in any event no later than one Business Day) advise Parent in writing if the Board of Directors makes any determination as to any Acquisition Transaction as contemplated by the proviso to Section 5.2(a) hereof.

            (d) For purposes of this Agreement, (i) "Acquisition Transaction" means (other than the transactions contemplated by this Agreement) (A) a merger, consolidation or other business combination, share exchange, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or any of its Subsidiaries, (B) acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material equity interest in a substantial portion of the assets of, the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit a third party to acquire beneficial ownership of a majority or greater equity interest in the Company, or
(C) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale) of the Company, and (ii) "Superior Proposal" means a proposed Acquisition Transaction involving all of the shares of capital stock or substantially all of the assets of the Company that the Board of Directors determines, after consulting with the Company's financial advisors and outside counsel, to be economically superior to the Offer, the Merger and the other transactions contemplated hereby.

                            VI. ADDITIONAL AGREEMENTS

            6.1 Proxy Statement. If required by applicable law in order to consummate the Merger, as promptly as practicable after the purchase of and payment for Shares by Purchaser pursuant to the Offer, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to its shareholders, the Proxy Statement. The Proxy Statement will contain the recommendation of the Board of Directors that shareholders of the Company approve this Agreement and the Merger and the other transactions contemplated hereby. The Company will not mail the Proxy Statement to its shareholders until Parent confirms that the information provided by Parent continues to be accurate. If at any time prior to the Company Shareholders Meeting any event or circumstance relating to the Company or any of its Subsidiaries or affiliates, or its or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent and Purchaser, so supplement the Proxy Statement and mail such supplement to its shareholders.

            6.2 Meeting of Shareholders of the Company. (a) If required by applicable law in order to consummate the Merger, following the purchase of and payment for Shares by Purchaser pursuant to the Offer, the Company shall promptly take all action necessary in accordance with Texas Law and its Articles of Incorporation and By-Laws to convene the Company Shareholders Meeting. The Company shall use its best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of Shareholders required by Texas Law to effect the Merger. Parent will vote, or cause to be voted, all Shares directly or indirectly beneficially owned by it in favor of the Merger.

            (b) Notwithstanding Section 6.2(a) hereof, in the event that Parent, Purchaser or any other Subsidiary of Parent acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto will, at the request of Parent or Purchaser, take all necessary and appropriate action to cause the Merger to become effective in accordance with Article 5.16 of Texas Law without a meeting of Shareholders as soon as practicable after the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer.

            6.3 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (B) any condition set forth in
Article VII or Annex I to be unsatisfied in any material respect at any time from the date hereof to the date Purchaser purchases Shares pursuant to the Offer, and (ii) any material failure of the Company, Parent or Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            6.4 Access to Information. (a) From the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries, its officers, directors, employees, auditors and agents to, afford Parent Representatives reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall furnish Parent and Purchaser with all financial, operating and other data and information as Parent or Purchaser, through Parent Representatives, may reasonably request.

            (b) Parent shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors, agents and other authorized representatives (the "Parent Representatives"), to hold in strict confidence all data and information obtained by them from the Company (unless such information is or becomes publicly available without the fault of any of Parent Representatives or public disclosure of such information is required by law in the opinion of counsel to Parent) and shall insure that the Parent Representatives do not disclose such information to others without the prior written consent of the Company. Notwithstanding anything herein to the contrary, the terms of the Confidentiality Agreement, dated December 17, 1998 (the "Confidentiality Agreement"), executed by Parent shall remain in full force and effect; provided, however, that from and after the date of this Agreement the provisions of the second and third full paragraphs on page 3 of the Confidentiality Agreement will cease to be applicable to Parent and its affiliates.

            (c) In the event of the termination of this Agreement, Parent shall, and shall cause its affiliates to, return promptly every document furnished to them by the Company or any of its representatives in connection with the transactions contemplated hereby and any copies thereof which may have been made, and shall cause Parent Representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available.

            6.5 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law or applicable stock exchange rules.

            6.6 Best Efforts; Cooperation. The Company, Parent and Purchaser will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties hereto will use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and will use its best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Exchange Act and the Competition Laws. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from any governmental authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a governmental authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any governmental authority with respect to this Agreement. Nothing in this Agreement will, however, require any party to agree to any hold-separate, divestiture or other similar undertaking in order to consummate the transactions contemplated hereby.

            6.7 Agreement to Defend and Indemnify. (a) The Articles of Incorporation and By-Laws of the Surviving Corporation shall contain indemnification provisions identical to those contained in the Articles of Incorporation and By-laws of the Company that were provided to

Parent in accordance with this Agreement and shall not be amended, repealed or otherwise modified for a period of seven years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors or officers of the Company or otherwise entitled to indemnification under the Articles of Incorporation, By-Laws or indemnification agreements (the "Indemnified Parties"). The Company shall, to the fullest extent permitted under Texas Law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Parent will cause the Surviving Corporation, to the fullest extent permitted under Texas Law, to indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of this transaction, to the extent that it was based on the fact that such Indemnified Party is or was a director or officer of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation will be obliged pursuant to this Section
6.7 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For seven years after the Effective Time, the Surviving Corporation will be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that the Surviving Corporation will not be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of its Board of Directors, for a cost not exceeding such amount. Nothing in this Agreement will prohibit the Surviving Corporation from complying with its obligations under the preceding sentence by obtaining insurance coverage under any policy maintained by Parent or any of its Subsidiaries. This
Section 6.7 will survive the consummation of the Merger. Parent shall cause Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person to enforce the obligations of Parent and the Surviving Corporation under this Section 6.7. Notwithstanding Section
9.7 hereof, this Section 6.7 is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties will be entitled to enforce the covenants contained herein.

            (b) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

            6.8 Employee Benefits. At the Effective Time, the Surviving Corporation will continue as the plan sponsor of each Employee Plan. For at least one year following the Effective Time, employees of the Company and its Subsidiaries will receive employee benefits that, in the aggregate, are substantially comparable to the employee benefits provided immediately prior to the date of this Agreement, except (i) to the extent provided in Section 2.9,
(ii) as required by applicable law (including as required to preserve any favorable tax treatment afforded such benefits as of the Effective Time), (iii) resulting from the substitution of benefits applicable to employees of Diversified Agency Services, a division of Parent, or (iv) changes effective on or after September 30, 2000. Thereafter, such participants will, in any event, be credited with their service with the Company in determining their right to participate and vesting under any successor Employee Plans.

            6.9 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes (including, without limitation, any New York State Real Estate Transfer Tax) and any other fees and similar taxes which become payable in connection with the Merger (collectively, "Transfer Taxes"). From and after the Effective Date, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Shares, all Transfer Taxes.

            6.10 Standstill Agreements; Confidentiality Agreements; Anti-takeover Provisions. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. In addition, the Company will not approve an Acquisition Transaction, other than the Offer, the Merger and the other transactions contemplated by this Agreement, for purposes of Article 13 of the Texas Law.

                            VII. CONDITIONS OF MERGER

            7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

            (a) Offer. Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer; provided, however, that this condition will be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Parent fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

            (b) Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the Shareholders, if required by Texas Law.

            (c) No Challenge. No statute, rule, regulation, judgment, writ, decree, order or injunction (whether temporary, preliminary or permanent) shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

            7.2 Conditions to Obligations of Parent and Purchaser to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction or waiver of the following condition prior to the Effective Time: the Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company required to be performed or complied with by it under this Agreement, including, without limitation, its obligations under Section 5.1 hereof.

                     VIII. TERMINATION, AMENDMENT AND WAIVER

            8.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after shareholder approval:

            (a) By mutual written consent of the Boards of Directors of Parent and the Company; or

            (b) By either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

            (c) By either Purchaser or the Company if the Offer has not been consummated by January 31, 2000 (unless otherwise extended by the parties hereto); provided that no party may terminate this Agreement pursuant to this paragraph (c) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date; or

            (d) By the Company if (i) there shall be a breach of any of Parent's or Purchaser's representations or warranties hereunder, which breach shall not have been cured within ten days of the receipt of written notice thereof by Parent from the Company or (ii) there shall have been a material breach on the part of Parent or Purchaser of any of their respective covenants or agreements hereunder, which breach shall not have been cured within ten days of the receipt of written notice thereof by Parent from the Company; or

            (e) By Parent, if (i) there shall be a breach of any of the Company's representations or warranties hereunder, which breach shall not have been cured within ten days of the receipt of written notice thereof by the Company from Parent or (ii) there shall have been a material breach on the part of the Company of any of its covenants or agreements hereunder, which breach shall not have been cured within ten days of the receipt of written notice thereof by the Company from Parent; or

            (f) By Parent, at any time prior to the purchase of and payment for the Shares pursuant to the Offer, if (i) the Board of Directors shall withdraw, modify or change its recommendation or approval in respect of this Agreement, the Offer or the Merger, (ii) the Board of Directors shall have recommended any proposal other than by Parent in respect of an Acquisition Transaction, (iii) if the Company shall take any action in breach of Section 5.2 or that would be prohibited by Section 5.2 but for the exception therein for Superior Proposals,
(iv) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 25% of the outstanding Shares (either on a primary or a fully diluted basis), or (iv) in the case of clauses (i), (ii) and (iii), the Board of Directors shall have resolved to take any such action; or

            (g) By either Parent or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by Purchaser as a result of the failure of any of the conditions or the occurrence of any of the events set forth in Annex I hereto; provided, however, that if the Company is obligated to pay Parent the fee described in
Section 8.2(b), any termination by the Company under this Section 8.1(g) will not be effective unless and until such fee is paid by the Company.

            8.2 Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Parent, Purchaser or the Company, except (i) as set forth in Section 6.4(b), Section 6.4(c), Section 8.2(b) and Section 9.3 hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

            (b) (i) If this Agreement is terminated at such time that this Agreement is terminable pursuant to Section 8.1(e) hereof, then (A) the Company shall promptly (but not later than two Business Days after receipt of notice from Parent) pay to Parent an amount equal to Parent's actual and reasonably documented Expenses, not to exceed $1.5 million; provided, however, that, if this Agreement is terminated by Parent as a result of a willful breach by the Company, Parent may pursue any remedies available to it at law or in equity and will, in addition to its Expenses (which will be paid as specified above and will not be limited to $1.5 million), be entitled to recover such additional amounts as Parent may be entitled to receive at law or in equity; and (B) if (x) at the time of the Company's breach of this Agreement, there shall have been a third-party offer or proposal with respect to an Acquisition Transaction which at the time of such termination shall not have been rejected by the Company and the Board of Directors and withdrawn by the third party, and (y) within two years of any termination by Parent, the Company or an affiliate thereof becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates an Acquisition Transaction with such offeror or an affiliate thereof, then the Company (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such an Acquisition Transaction, or, if no such agreement is signed then at the closing (and as a condition to the closing) of the Company becoming such a subsidiary or of such Acquisition Transaction, will pay to Parent a fee equal to $4.0 million in cash, which amount will be payable by wire transfer to such account as Parent may designate in writing to the Company.

                  (ii) If this Agreement is terminated (A) by Parent pursuant to
Section 8.1(f) hereof, (B) by either the Company or Parent pursuant to Section 8.1(g) hereof and, prior to such termination, the Minimum Condition shall not have been satisfied and a proposal for an Acquisition Transaction shall have been made known to the Company or been made directly to its Shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a proposal for an Acquisition Transaction or (C) as a result of the Company's material breach of Section 6.2 hereof, then, in each such case, the Company shall promptly, but in no event later than two Business Days after the date of such termination or event, pay Parent a termination fee of $4.0 million in cash plus an amount, not in excess of $1.5 million, equal to Parent's actual and reasonably documented Expenses, which amount will be payable by wire transfer to such account as Parent may designate in writing to the Company.

                  (iii) This Section 8.2(b) will survive any termination of this Agreement. For purposes of this Agreement, the term "Expenses" means all out-of-pocket fees, costs and other expenses incurred or assumed by Parent or Purchaser or incurred on their behalf in connection with this Agreement or any of the transactions contemplated hereby, including without limitation, in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and the other transactions contemplated hereby, or any commitments or agreements relating to such financing, including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other Persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Merger and any other transactions contemplated hereby or structuring, negotiating or advising with respect to such transactions or such financing, and all fees and expenses of counsel, accountants, experts and environmental, actuarial, insurance and other consultants to Parent or Purchaser.

                             IX. GENERAL PROVISIONS

            9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement will terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1 hereof, as the case may be, except that the agreements set forth in Article II and Section 6.7 hereof will survive the Effective Time indefinitely and those set forth in Section 6.4(b), Section 6.4(c), Section 8.2(b) and Section 9.3 hereof shall survive termination indefinitely.

            9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and will be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as specified by like notice, except that notices of changes of address will be effective upon receipt):

            (a)   if to Parent or Purchaser:

                  Omnicom Group Inc.
                  437 Madison Avenue
                  New York, New York 10022
                  Attention: Dale Adams
                  Facsimile: (212) 415-3530

            With a copy to:

                  Jones, Day, Reavis & Pogue
                  599 Lexington Avenue
                  New York, New York 10022
                  Attention: Robert A. Profusek, Esq.
                  Facsimile: (212) 755-7306

            (b)  if to the Company:

                  M/A/R/C Inc.
                  7850 North Belt Line Road
                  Irving, Texas 75063

                  Attention: Harold R. Curtis
                  Facsimile: (972) 506-3416

            With a copy to:

                  Bradley Luce Bradley LLC
                  1256 Main Street, Suite 252
                  Southlake, Texas 76092
                  Attention: Scott Bradley, Esq.
                  Facsimile: (817) 481-5230

            9.3 Expenses. Except as expressly set forth in Section 8.2(b) hereof, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees, costs and expenses.

            9.4 Certain Definitions. For purposes of this Agreement, the term:

            (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

            (b) "Control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

            (c) "Person" means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization.

            9.5 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

            9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

            9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

            9.8 Assignment. This Agreement may not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights hereunder to any affiliate of Parent provided that no such assignment will relieve the assigning party of its obligations hereunder.

            9.9 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed entirely within that State.

            9.10 Amendment. This Agreement may be amended by the parties hereto by action taken by Parent and Purchaser, and by action taken by or on behalf of the Company's Board of Directors at any time before the Effective Time and at any time before or after approval by the shareholders of the Company; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

            9.11 Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

            9.12 Miscellaneous. As used in this Agreement, (i) references to Sections, Annexes and Schedules are to Sections, Annexes or Schedules of or to this Agreement, (ii) terms used herein with initial capital letters have the meanings ascribed to them herein, (iii) the word "or" is disjunctive but not exclusive, (iv) no provision hereof will be interpreted in favor of or against any party by reason of which party drafted such provision or this Agreement as an entirety, and (v) terms used herein which are defined in GAAP have the meanings ascribed to them therein.

            9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which will constitute one and the same agreement.

            IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    M/A/R/C INC.


                                By: /s/ Harold R. Curtis
                                   -----------------------------------------
                                   Name:  Harold R. Curtis
                                   Title: Secretary and Chief Financial Officer


                                OMNICOM GROUP INC.


                                By:/s/ Barry J. Wagner
                                   -----------------------------------------
                                   Name:  Barry J. Wagner
                                   Title: General Counsel and Secretary


                                ARMSTRONG ACQUISITION CORP.


                                By: /s/ Barry J. Wagner
                                   -----------------------------------------
                                   Name:  Barry J. Wagner
                                   Title: Secretary

                                                                         ANNEX I

            Conditions to the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for (A) unless the following conditions shall have been satisfied: (i) there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with any Shares to be acquired pursuant to the Voting Agreement and any Shares then owned by Parent or any of its Subsidiaries, constitutes at least two-thirds of the number of Shares outstanding calculated on a fully diluted basis ("on a fully diluted basis" having the following meaning as of any date: the number of Shares outstanding, together with the number of Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock options, warrants, benefit plans or other rights to purchase or acquire Shares, assuming the absence of any vesting requirements or conditions) (the "Minimum Condition"), and (ii) any applicable waiting period under the HSR Act shall have expired or been terminated prior to the expiration of the Offer, or (B) if at any time on or after the date of this Agreement and before the Expiration Date any of the following conditions exists:

            (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or Subsidiaries) of any material portion of its or the Company's business or assets, or compels Parent (or any of its affiliates or Subsidiaries) to dispose of or hold separate any material portion of its or the Company's business or assets,
      (iii) imposes material limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Parent on all matters properly presented to the shareholders of the Company, (iv) imposes any material limitations on the ability of Parent or any of its affiliates or Subsidiaries effectively to control in any material respect the business and operations of the Company, or (v) which otherwise would have a Company Material Adverse Effect; or

            (b) there shall be instituted or pending any action or proceeding before any governmental, regulatory or administrative agency or commission of competent jurisdiction seeking any injunction, order, decree, judgment or ruling having any effect set forth in (a) above; or

            (c) this Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

            (d) (i) any representation or warranty made by the Company in this Agreement shall not have been true and correct in all material respects when made, or shall have ceased to be true and correct in all material respects as of the Expiration Date (as defined in the Offer Documents) as if made as of such date (without giving effect to the materiality, material adverse effect or knowledge limitations contained therein), (ii) as of the Expiration Date the Company shall not in all material respects have performed any obligation or agreement and complied with its material covenants to be performed and complied with by it under this Agreement, or
      (iii) the Company or any Shareholder party to the Voting Agreement shall have materially breached the Voting Agreement; or

            (e) there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange or Nasdaq Stock Market (not including any suspension or limitation of trading in any particular security or as a result of computerized trading limits or any intra-day suspension due to "circuit breakers") or any setting of minimum prices for trading on such exchange, or (ii) any banking moratorium declared by the U.S. Federal or New York authorities or any suspension of payments in respect of banks in the United States; or

            (f) Parent and the Company shall have agreed that Parent shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto; or

            (g) there shall have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely in the future to have a Company Material Adverse Effect.

The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances (including any action or inaction by Parent) giving rise to any such conditions and such conditions, other than the Minimum Condition, may be waived by Parent in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Parent and subject to the terms of this Agreement. The failure by Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.


                                       I-2